THE BURNEY COMPANY CODE OF ETHICS
(2026)

Introduction
The Burney Company (“Company” or “Firm”) is a Registered Investment Adviser with the SEC. As a Registered Investment Adviser, the Company is subject to the rules and regulations of the Investment Advisers Act of 1940 (the “Advisers Act”). Rule 204A-1 of the Advisers Act requires every SEC-registered investment adviser to adopt a Code of Ethics (“Code”) that sets standards of conduct and mandates compliance with applicable federal securities laws.
This Code applies to all Company investment adviser representatives (“IARs”), Portfolio Managers (“PMs”), partners, officers, directors, employees, and other persons who provide investment advice on behalf of The Burney Company under the Advisers Act (collectively, “Supervised Persons”).
This Code is designed to reflect the fiduciary principles that govern The Burney Company and its Supervised Persons. It contains policies addressing the following key areas:
•Standards of Conduct and Compliance with Laws, Rules, and Regulations
•Confidentiality of Information and Protection of Material Non-Public Information
•Personal Securities Trading, Front-Running, and Insider Trading
•Personal Trading and the Burney ETFs (BRNY)(BRES)
•Outside Business Activities
•Reporting Obligations
•Gifts and Entertainment
•Spread of False Information
•Communications and the Company’s Reputation
•Political Contribution Requirements
•Exceptions from the Code
•Response to Violations
•Company Obligations, Whistleblower Protections, and No-Retaliation
•CCO Self-Review Restriction
•Recordkeeping
Annual Certification

1

This Code references The Burney Company Compliance Manual, which contains additional detail on many of the subjects addressed herein. All Supervised Persons will receive an updated copy of this Code and the Compliance annually. A copy of this Code will be provided to clients upon request.
Standard of Conduct — Laws, Rules, and Regulations
The Burney Company expects all Supervised Persons to comply with all applicable laws, rules, and regulations governing its operations and business and to demonstrate high standards of moral and ethical conduct in both letter and spirit.
Supervised Persons are not expected to know the details of every law governing the Company’s business. However, they are expected to follow the Company’s policies and procedures and to bring any concerns or questions about appropriate conduct to the attention of the Firm’s Chief Compliance Officer (“CCO”).
As a fiduciary, The Burney Company and all Supervised Persons owe a duty of loyalty and care to the Company’s clients and must:
•Place the interests of The Burney Company clients first;
•Avoid any actual or potential conflict of interest, or any situation that creates the appearance of a conflict of interest or impropriety;
•Abide by all applicable federal and state securities laws;
•Use reasonable, independent professional judgment when conducting investment analysis, making investment recommendations, or taking investment actions on behalf of clients;
•Keep confidential all information concerning clients’ security holdings, financial circumstances, and identity;
•Never mislead a client or prospective client;
•Never engage in any act, transaction, practice, or course of business that would operate as a fraud or deceit upon any person;
•Conduct personal securities transactions in a manner consistent with this Code and with client interests; and
•Avoid any abuse of a position of trust and responsibility.
Compliance with this Code is a condition of employment. Supervised Persons with questions about the applicability of any law, rule, or regulation should seek guidance from their supervisor or the Compliance Department. All Supervised Persons are responsible for protecting The Burney Company’s reputation.

2

Confidentiality of Information
Supervised Persons regularly receive confidential information about clients and prospective clients in the course of their work. Confidential information includes, but is not limited to, a client’s security holdings, financial circumstances, identity, advice provided by the Company, and securities transactions executed on the client’s behalf.
Confidential information must be protected at all times, regardless of its form or format. As a general rule, confidential information about the Company or its clients should never be disclosed outside The Burney Company. Within the Company, client information should be handled with discretion and shared only with employees who have a legitimate need to know, such as Compliance staff, senior management, and the client’s IAR or PM.
Supervised Persons must not:
•Access confidential information about the Company or its clients unless required to do so by their job duties and authorized to do so;
•Transmit confidential information to personal email accounts, or store it on unapproved devices (e.g., personal computers, external hard drives, or flash drives);
•Discuss or display confidential information in public places or in settings where third parties may overhear; or
•Disclose the contents of the Restricted Securities List to any third party (except Related Persons as defined below).
Supervised Persons who are unsure whether specific information is confidential should seek guidance from their supervisor or the CCO.
The obligation to maintain the confidentiality of information remains in full force and effect after the termination of a Supervised Person’s relationship with the Company, regardless of the reason for termination.
Personal Securities Trading
Access Persons and Personal Accounts
Rule 204A-1 of the Advisers Act requires all “Access Persons” of an SEC-registered investment adviser to report their personal securities transactions and holdings periodically. It requires the adviser to review those reports. Under the Advisers Act, an “Access Person” is a supervised person who:
•Has access to non-public information regarding any advisory client’s purchase or sale of securities, or regarding the portfolio holdings of any reportable fund (i.e., any fund advised by The Burney Company or whose investment adviser or principal underwriter controls, is controlled by, or is under common control with The Burney Company); or

3

•Is involved in making securities recommendations to advisory clients, or has access to non-public recommendations.
All directors, officers, partners, members, IARs, and PMs of The Burney Company are considered Access Persons (or “Access Employees”). The CCO may designate additional employees as Access Persons.
Access Employees must immediately notify the CCO of any securities accounts they open or hold at financial institutions other than The Burney Company. The Firm will facilitate an electronic feed of those accounts through Orion Compliance. If an electronic feed is unavailable, the Access Employee must submit account statements electronically through Orion Compliance each quarter.
This policy covers all accounts in which an Access Employee has beneficial ownership, a financial interest, or control.1 These include accounts in the employee's own name; accounts held by the employee's spouse, domestic partner, minor children, or other household relatives; accounts of family members over which the employee has trading authority or control; and any other accounts in which the employee has a direct or indirect financial interest. All such accounts are collectively referred to as “Personal Accounts.”
Securities Subject to This Policy
All stocks, bonds, securities, futures, investment contracts, and other instruments are subject to the personal securities trading provisions of this Code, except the following, which are exempt:
•U.S. Treasury securities and other direct obligations of the U.S. Government;
•Bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt obligations, and repurchase agreements;
•Money market funds;
•Mutual funds, unless the Burney Company or an affiliate acts as the investment adviser or principal underwriter for the fund; and
•Unit investment trusts invested exclusively in one or more unaffiliated mutual funds.
General Restrictions on Personal Trading
All Access Employees must avoid activities, interests, and relationships that could impair their ability to make decisions in the best interests of advisory clients. No Access Employee may favor their own interests over those of a client.

1 Beneficial ownership” refers to a direct or indirect interest (as defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934) held or shared by a person directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise. It generally means the opportunity to profit or share in any profit derived from a transaction in a security. An Access Employee is presumed to have beneficial ownership of any immediate family member.’

4

Supervised Persons should not personally benefit from any investment opportunity that rightfully belongs to an advisory client or The Burney Company.
If an Access Employee could materially benefit from an investment decision made for a client based on the Employee’s relationship or interest in the issuer of the security, the Access Employee must fully disclose that relationship or interest to the CCO and to those Burney Company employees who have investment authority over the relevant client account.
The CCO, in consultation with those employees, will determine whether the Access Employee should be restricted from making investment decisions regarding the subject security.
The Company may establish a Restricted Securities List identifying securities for which the Company has or may receive material non-public information due to a special relationship between the Company or a Supervised Person and the relevant issuer. The CCO will maintain and update the Restricted Securities List and
No Supervised Person or Related Person may trade any security on the Restricted Securities List without the CCO's prior written consent. This restriction applies to all of the issuer's instruments, including equity, debt, and derivatives.
If a Supervised Person or Related Person already holds a security that is subsequently added to the Restricted Securities List and has not received CCO consent, that person must continue to hold the security and may not execute any buy or sell orders in it until it is removed from the List. Supervised Persons are responsible for checking the Restricted Securities List before effecting or soliciting any transaction.
The CCO will monitor Personal Account transactions for compliance with this Code through Orion Compliance, including evidence of front-running or other inappropriate behavior.
Requirements for Trading in Client Accounts
No Supervised Person may execute trades in client accounts using any investment vehicle that has not been approved by either The Burney Company or the client. Additional trading requirements are outlined in the Compliance Manual.
Personal Trading and the Burney ETF (BRNY)(BRES)
All Supervised Persons with knowledge of securities under consideration for the Burney ETFs—BRNY and BRES—are prohibited from trading those securities in their personal accounts until the ETF trades are completed. A 7-day blackout period runs from the moment potential trades are identified until after the ETF transactions are executed.

5

BRNY and BRES are rebalanced each month. The process begins with an update to the revenue beat model, which occurs on the last Monday of the month as part of portfolio management. The latest data then feeds into the portfolio optimization software on Tuesday, resulting in the generation and execution of ETF trades that week. Additionally, Compliance conducts regular reviews to ensure no Personal Account trades in securities under consideration occurred during the blackout period.
Short Selling Restriction. Supervised Persons and members of their households are prohibited from selling short any security held by BRNY or BRES.
Front-Running
Access Employees are strictly forbidden from front-running client trades. They must not induce, or attempt to induce, any advisory client to buy, sell, or hold a security for their own personal gain.
Employees and their immediate family members are not allowed to place buy or sell orders for any security before completing a transaction in that same security within a client account. When executing transactions involving the same security for both a client and a personal account on the same day, client trades must be completed before personal trades. The Portfolio Manager must provide the Compliance Department with a copy of the trading blotter on these days to record the order of transactions or make the blotter accessible by posting it at a designated records location.
Access Employees are permitted to buy or sell securities for Personal Accounts that are identical to those held in client accounts, provided that those transactions are executed after all client transactions in the same security for that day are completed.
Access Employees may not borrow money or securities from any Burney Company client or lend money to any Burney Company client without the CCO’s express written approval.
Insider Trading
It is unlawful for any Supervised Person to trade in any security or other financial product based on material non-public information (“inside information”), or to disclose such information to others who may profit from it.
Information is “non-public” if it has not been broadly disseminated in the marketplace — for example, through a press release, a public SEC filing, a widely read financial publication, or other means of widespread distribution.
Information is “material” if a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Any information that would likely affect the value of a security or other financial product should be treated as material. Examples include, but are not limited to:
•Financial results or forecasts, or any information suggesting a company’s results may exceed or fall short of expectations;
Important new products or services;

6

•Pending or contemplated acquisitions, mergers, tender offers, or joint venture proposals;
•Management changes or changes in control;
•Significant write-offs;
•Initiation or settlement of significant litigation; and
•Changes in auditors, or a notification that the company may no longer rely on an auditor’s report.
All Supervised Persons who obtain material non-public information about a company in the course of their employment are prohibited from: (1) trading in that company’s securities while in possession of such information; and (2) “tipping” others to trade based on such information.
Outside Business Activities
Supervised Persons are prohibited from engaging in outside business activities that may interfere with their duties to The Burney Company without prior written approval from the CCO.
Outside business activity encompasses any business venture — paid or unpaid — that falls outside a Supervised Person’s responsibilities to The Burney Company. This includes, but is not limited to, offering investment advice or financial services; serving as a proprietor, partner, officer, director, trustee, consultant, employee, or agent of another organization; or owning any financial interest in another enterprise. It also covers unpaid roles in which a Supervised Person acts in a fiduciary capacity, such as treasurer, executor, trustee, power-of-attorney holder, or director of a non-profit.
Supervised Persons must disclose all outside business activities to the Compliance Department using the process outlined in the Compliance Manual. The CCO will evaluate whether a proposed activity presents a conflict of interest or otherwise affects the Company’s obligations under applicable law.
Reporting Obligations
Holdings Reports
Access Employees must provide the Compliance Department with a complete list of their securities holdings:
•Upon becoming an Access Employee (the “Initial Holdings Report”), due no later than 10 days after designation; and
Annually thereafter (the “Annual Holdings Report”), due by the end of the first quarter of each year.

7

For the Initial Holdings Report, holdings must be current as of a date no more than 45 days prior to the employee becoming an Access Employee. For Annual Holdings Reports, holdings must be current as of a date no more than 45 days before submission. An Access Employee may satisfy the Annual Holdings Report requirement by certifying in Orion Compliance that the listed holdings are complete and accurate. The CCO will provide instructions and applicable deadlines.
Both Initial and Annual Holdings Reports must reflect holdings for the Access Employee and all immediate family members and must include, at a minimum:
•The title and type of each security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount; and
•The name of any broker, dealer, or bank at which securities are held. These obligations extend to all Personal Accounts as defined above. Exceptions from Reporting Requirements
Access Employees are not required to submit:
•Reports for securities held in Personal Accounts over which the Access Employee has no direct or indirect influence or control;
•Transaction reports for transactions effected pursuant to an automatic investment plan; or
•Transaction reports that would duplicate information already contained in the portfolio management system (Orion), broker trade confirmations, or account statements held by the Company, provided those records are received no later than 30 days after the close of the calendar quarter in which the transaction occurred.
IPOs and Limited Offerings
Access Employees may not participate in any initial public offering or private placement without the CCO's prior written pre-clearance and approval.
Confidentiality of Reported Information
The Company will maintain all information obtained from Access Employees under this Code in strict confidence, except to the extent disclosure is required by law or regulation, or is otherwise authorized by Company management. In the event of an actual or apparent violation of this Code, reported information may be made available to appropriate management and supervisory personnel, the Company’s legal counsel or auditors, regulatory authorities, or affected clients or their representatives.

8

Gifts and Entertainment
Accepting Gifts
Supervised Persons are permitted to accept gifts, meals, and promotional items worth up to $500 from a single giver annually. Gifts exceeding $500 require prior written approval from the Compliance Department before acceptance.
Supervised Persons must avoid accepting gifts, favors, entertainment, or special accommodations that could influence their judgment or appear to create a conflict of interest. They should also refrain from accepting any gift that might embarrass themselves or The Burney Company if disclosed publicly.
Supervised Persons are prohibited from accepting cash gifts or cash equivalents (e.g., gift cards, prepaid debit cards) from clients, prospective clients, or any entity that does business with or seeks to do business with The Burney Company, because such gifts may be perceived as kickbacks or bribes.
Reporting and Pre-Approval of Gifts Above the De Minimis Threshold
Supervised Persons must report to the CCO and obtain pre-approval before accepting any gift valued at more than $500. The report must include:
•Recipient’s name;
•Description of the gift or entertainment;
•Approximate dollar value;
•Identity of the outside party offering the gift;
•Whether the recipient received other gifts from the same giver within the prior twelve months, and the value of those prior gifts;
•The giver’s relationship to The Burney Company and/or the Supervised Person;
•The stated reason for the gift; and
•The Supervised Person’s signature and date.
Supervised Persons do not need to report personal gifts that are unrelated to Company business, provided they are based on a genuine pre-existing personal relationship and were paid for by the giver personally.
Giving Gifts
Supervised Persons are prohibited from giving gifts worth more than $500 annually to any advisory client or to anyone who does business with, regulates, advises, or provides professional services to The Burney Company, unless they first obtain approval from the CCO.

9

For gifts above $500, Supervised Persons must obtain pre-clearance from the Compliance Department and provide the same categories of information required for gift acceptance approval.
Supervised Persons must never give gifts that appear improper, appear intended to influence another, or could embarrass the Supervised Person or the Company if made public.
Supervised Persons are prohibited from soliciting gifts of any value, whether for themselves or on behalf of the Company. No Supervised Person may use their position with The Burney Company to obtain anything of value from a client, prospective client, or any entity that does business with, or seeks to do business with, the Company.
Spread of False Information
The Company prohibits Supervised Persons from sharing false rumors, unverified information about any portfolio investment, or any information they do not know or have no reasonable basis to believe is true, with anyone outside the Company.
If the CCO, after investigation, finds that a Supervised Person has spread false information, they may recommend sanctions such as dismissal or referral to the SEC or other regulators.
Communications and the Company’s Reputation
The Burney Company’s reputation is among its most valuable assets. Supervised Persons may be invited to participate in lectures, panel discussions, seminars, and media appearances to discuss general investment topics or The Burney Company.
Any information or materials disseminated to the public must be accurate, balanced, complete, and not misleading, and must comply with the SEC’s Marketing Rule 206(4)-1. Supervised Persons must obtain CCO approval before:
•Participating in any public forum as a representative of The Burney Company; or
•Responding to any media inquiry relating to investing or the Company.
Supervised Persons acting as Company representatives at public forums are not allowed to recommend specific securities unless The Burney Company is currently recommending them. If they are asked about a security that the Company does not currently endorse, the Supervised Person must clarify that their opinion is personal and not reflective of The Burney Company's views.
Supervised Persons must disclose to the CCO any personal interest that might present a conflict of interest or harm the Company’s reputation.

10

Political Contribution Requirements
Supervised Persons and affiliated persons are not prohibited from making political contributions, subject to the requirements set forth below and in the Compliance Manual.
Political contributions must not:
•Give the appearance of impropriety; or
•Be made for currying favor from elected, appointed, or administrative government officials who are involved in the development or enforcement of rules or regulations governing the Company’s conduct.
Additional guidance on pay-to-play rules and political contribution restrictions is outlined in the Compliance Manual.
Exceptions from the Code
Exceptions to compliance with this Code will be granted rarely. Supervised Persons seeking an exception must submit a written request to the CCO. The CCO may grant an exception on a case-by-case basis if, in the CCO's judgment and discretion, the requested action presents minimal risk of abuse or harm to the Company, its clients, or its reputation.
Response to Violations
All Supervised Persons should immediately report any ethics breaches or illegal activities to the Compliance Department. The Company will handle these reports with seriousness and conduct prompt investigations. Violations of this Code may lead to disciplinary measures, which could include one or more of the following, based on the severity and specifics of the violation:
•Referral to the Compliance Department and/or Senior Management;
•Retraining;
•Restrictions on activities;
•Suspension or termination of employment; or
•Referral to the SEC enforcement division or other regulatory or law enforcement authorities.
First-time violations may be treated differently from repeated or willful violations. The severity of the violation will be considered when determining the appropriate disciplinary response. The Burney Company will cooperate fully with the SEC, FINRA, and any other federal or state authority when a violation of this Code corresponds to a violation of applicable law.
Ignorance of the provisions of this Code is not a sufficient excuse for noncompliance. Questions about the applicability of these provisions or those in the Compliance Manual should be directed to the Compliance Department.

11

Company Obligations, Whistleblower Protections, and No-Retaliation
The Burney Company will defend any Supervised Person who, acting in good faith, reports suspected illegal or unethical conduct from retaliation. However, a Supervised Person who has personally broken the law or violated this Code will not be protected from consequences solely for reporting the issue. The Company prohibits discharging, demoting, suspending, threatening, harassing, or discriminating against any Supervised Person for their good-faith compliance report. Any retaliation will be subject to the Company’s disciplinary actions and may result in sanctions, including termination.
Please refer to the Whistleblower Policy in the Compliance Manual for additional information.
Form ADV Part 2A discloses certain aspects of the Company’s ethical requirements. The Company will ensure that Form ADV remains current based on information provided by Supervised Persons.
CCO Self-Review Restriction
The CCO is not permitted to self-review their own reports or to self-clear items that require pre-approval under this Code. In such circumstances, review and clearance must be carried out by another appropriate member of senior management or, if necessary, by the Board.
Recordkeeping
Rule 204-2(a)(12–13) of the Advisers Act requires advisers to maintain copies of all records relating to the Code of Ethics. The Burney Company will maintain the following records for the periods required by applicable regulations (generally five years from the end of the fiscal year in which the records were created, with the first two years in an accessible office location):
•A list of all persons who are, or within the preceding five years have been, Supervised Persons of the Company;
•Copies of this Code and all previous versions, together with any amendments, in effect at any time during the past five years;
•Copies of all Supervised Persons’ written acknowledgments of the Code;
•Copies of all Initial Holdings Reports;
•Copies of all periodic account statements submitted by or on behalf of Access Employees over the past five years;
•Copies of all periodic Compliance Department reviews of Supervised Persons’ holdings and transactions;

12

•Records of any violation of this Code and of any action taken as a result; and
•Records of any decision — and the reasons supporting it — to allow a Supervised Person to acquire securities in an initial public offering or a limited offering, retained for at least five years after the end of the fiscal year in which the approval was granted.

Annual Certification
All Supervised Persons must certify—initially upon hiring and annually—that they have received, read, and understood this Code of Ethics, and that they complied with its requirements during the past year. These certifications will be submitted through Orion Compliance or another system designated by the CCO. The CCO will provide guidance and set deadlines for this process.

13